EX1A-2A CHARTER 4 ex3-1.htm

Wyoming Secretary of State
2020 Carey Avenue, Suite 700
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

WY Secretary of State
FILED: 04/30/2018 07:36 AM
Original ID: 2018-000798744
Amendment ID: 2018-002288079

Profit Corporation
Articles of Amendment

1. Corporation name:

CW Petroleum Corp

2. Article number(s) VII - XIII is amended as follows:

See Attached

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 04/15/2018
(Date – mm/dd/yyyy)

Received
APR 25 2018
Secretary of State
Wyoming

P-Amendment – Revised October 2015

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☑ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 4/23/18 *(mm/dd/yyyy)*

(May be executed by Chairman of Board, President or another of its officers.)

Print Name: Christopher Williams

Title: President

Contact Person: Christopher Williams

Daytime Phone Number: 713-857-8142

Email: chris@cwpetroleumcorp.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
☑ Please submit one **originally signed** document.
☑ **Typical processing time is 3-5 business days** following the date of receipt in our office.
☑ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

P-Amendment – Revised October 2015

CW Petroleum Corp.

April 23, 2018

Subject: CW Petroleum Corp: Articles Amend

Dear State of Wyoming,

Please add the below Articles for CW Petroleum Corp Effective April 15, 2018:

VII. BOARD OF DIRECTORS

The governing Board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized:

a) To manage and govern the Corporation by majority vote of members present at any regular or special meeting at which a quorum shall be present unless the act of a greater number is required by the laws of the State of Wyoming, these Articles, or the Bylaws of the corporation.

b) To make, alter, or amend the Bylaws of the corporation at any regular or special meeting.

c) To fix the amount to be reserved as working capital over and above its capital stock paid in.

d) To authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

VIII. AUTHORITY OF BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

The Board shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board, in its sole discretion, deems appropriate.

Received
APR 25 2018
Secretary of State
Wyoming

5919 Hawthorne Garden Way
Katy, TX 77494

IX. BYLAWS
Bylaws of this Corporation may be adopted by the Board, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the WBCA.

X. CONSENT TO ACTION WITHOUT A MEETING
Any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Wyoming or to the secretary of the Corporation at its principal office.

XI. MAJORITY CONSENT
Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if at least a majority of the members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

XII. CONFLICTS OF INTEREST
To the full extent contemplated by the WBCA, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation has interest in, or is a director or other officer of such other corporation. Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested. Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

XIII. INDEMIFICATION
The Corporation shall indemnify its officers, directors and shareholders to the fullest extent allowed under the WBCA.

Sincerely,

Christopher Williams
President
CW Petroleum Corp
713-857-8142 Phone
713-456-2916 Fax
chris@cwpetroleumcorp.com
www.cwpetroleumcorp.com

5919 Hawthorne Garden Way
Katy, TX 77494